Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-147244 and No. 333-144938 (which pursuant to Rule 429, also constitutes a Registration Statement on Form S-3 (No. 333-140370)) on Form S-3 and (No. 333-139612 and No. 333-151081) on Form S-8 of our report dated April 3, 2009 (December 7, 2009 as to the retrospective adoption of SFAS No. 160 described in Note 3), relating to the financial statements of Eagle Rock Energy GP, L.P., (which report expresses an unqualified opinion and includes an explanatory paragraph regarding retrospective application of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51) appearing in this Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. dated December 7, 2009.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 7, 2009